Release:    Immediate    December 16, 2017

CP family mourns loss of legendary railroader and former CEO, Mr. E. Hunter Harrison
Calgary, AB – It is with great sadness that the Canadian Pacific (TSX: CP) (NYSE: CP) family today learned about the passing of former CEO, Mr. E. Hunter Harrison.
Here is a statement on his passing from CP President and CEO, Keith Creel:

“Words cannot begin to describe this tremendous loss. On behalf of our Board of Directors and the entire CP family, our thoughts and prayers go out to Jeannie and all of Hunter’s family, friends and colleagues across the industry.
Personally, today I lost a friend and a mentor. I spent most of the last 25 years working closely with Hunter. Over that time, he taught me how to railroad but more than that, he taught me how to be a leader.

Professionally, Hunter was unmatched in this industry. He will go down as the best railroader ever, plain and simple. What he has done at multiple railroads and for our industry the last 50-plus years is incredible which includes bringing CP back to its rightful place among leaders in the Class 1 space in what some have called the greatest corporate turnaround in history.
His legacy will be felt at our company forever, not only by shareholders, but by employees and customers who have all benefited from his leadership, foresight and tenacity. The foundation he built at CP, and at all the other railroads he led, serves us, and the industry, well for the future.
While Hunter will be remembered in history books as the best railroader there was, I will remember him first as a friend with a loving and giving heart then as a tremendous, visionary leader who always challenged the status quo. His greatest legacy is not the railroads he changed for the better, but the family and friends he left behind that are all blessed to have known and loved him.

We grieve with them in the tremendous loss of a one-of-a-kind railroader and even better person, Mr. E. Hunter Harrison.”
CP will honour Mr. Harrison by lowering flags to half-mast across its network.
About Canadian Pacific
Canadian Pacific is a transcontinental railway in Canada and the United States with direct links to major ports on the west and east coasts, providing North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP. CP-IR
Contacts:
Media
Jeremy Berry
403-319-6227
Alert_MediaRelations@cpr.ca

Investment Community
Maeghan Albiston
403-319-3591
investor@cpr.ca